Exhibit 99.1

Investor Relations Contact Craig Jackson, Assistant Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

DPL Reports 2009 Full-Year Earnings;

Affirms 2010 Earnings Guidance

DAYTON, Ohio — February 11, 2010 — DPL Inc. (NYSE: DPL) today reported 2009 year-end earnings of $2.01 per share, compared to $2.12 per share for 2008.  Earnings per share information reported in this press release is based on diluted shares outstanding unless otherwise noted.  Total diluted shares outstanding were 114.2 million for 2009 and 115.4 million for 2008.

The key drivers behind lower 2009 earnings compared to 2008 were:

•                  A 9% decrease in retail sales due to adverse economic and milder weather conditions;

•                  Decreases in wholesale power prices;

•                  Lower gains recognized from the sale of coal and emission allowances;

•                  Higher fuel costs due primarily to improved plant performance and an increase in the average cost of fuel;

•                  Higher pension and employee benefit related costs;

•                  Costs associated with the early retirement of $52 million of 8.125% long-term debt; and

•                  An Ohio Franchise Tax settlement recorded during 2008;

partially offset by

•                  Higher retail rates due to the recovery of environmental, transmission and capacity, and energy efficiency customer programs costs;

•                  Higher wholesale sales volume and reduced purchased power volume due to improved plant performance and lower retail sales; and

•                  Decreases in purchased power prices.

“Our employees demonstrated their resilience through challenging economic times to turn in a very solid year,” said Paul Barbas, DPL President and CEO.  “First, we managed the basics of the business.  We controlled operational costs, exceeded distribution reliability targets, and increased generation output.  Second, we reached a settlement on our electric security plan, which provides regulatory certainty through the end of 2012.  Third, we strengthened our balance sheet, reducing debt by $227 million, and were upgraded by all three rating agencies to a solid investment grade credit rating.  And lastly, we increased the quarterly dividend by approximately 6%.”

“Taken as a whole, I am very proud of our employees’ performance in 2009,” Barbas continued.  “Our accomplishments, as well as the steps taken in previous years, have produced a fundamentally healthy company well-positioned for the future.”

2009 Financial Results

Revenues decreased $12.7 million to $1,588.9 million for 2009 compared to $1,601.6 million for 2008.  This decrease was primarily the result of lower retail sales volume and lower average wholesale market prices, partially offset by higher average retail rates, increased wholesale sales volume, and a net increase in RTO related revenues.

Retail revenues increased $5.7 million resulting primarily from the continued recovery of environmental costs and the implementation of the transmission cost recovery, RPM, and Energy Efficiency riders, partially offset by a 9% decrease in retail sales volume driven largely by the effects of milder weather and the challenging economy. Heating and cooling degree days decreased 4% and 14%, respectively, from 2008 levels.

Wholesale revenues decreased $27.4 million, primarily as a result of a 42% decrease in average wholesale market prices, partially offset by a 40% increase in wholesale sales volume.

RTO capacity and other revenues increased $9.0 million primarily due to an increase in PJM capacity revenue of $29.4 million that was largely offset by a decrease in PJM transmission and congestion revenues of $21.0 million.

	Twelve Months Ended December 31,
$ in millions	2009	2008	Variance
Retail	$1,229.0	$1,223.3	$5.7
Wholesale	122.5	149.9	(27.4)
RTO Revenues	89.4	110.4	(21.0)
RTO Capacity	136.3	106.9	29.4
Other Revenues	11.7	11.1	0.6
Total Revenues	$1,588.9	$1,601.6	$(12.7)

Fuel Costs, which include coal (net of gains on sales), gas, oil, and emission allowances (net of gains on sales), increased $87.4 million in 2009 compared to 2008, primarily due to a $27.1 million decrease in gains realized from coal sales, a $29.8 million decrease in gains realized from emission allowance sales, and a 7% increase in generation output.

	Twelve Months Ended December 31,
$ in millions	2009	2008	Variance
Coal	$325.9	$246.8	$79.1
Natural Gas	8.4	16.0	(7.6)
Oil	1.1	15.0	(13.9)
Emission Allowances	(5.0)	(34.8)	29.8
Total Fuel Costs	$330.4	$243.0	$87.4

Purchased Power costs decreased $117.2 million in 2009 compared to 2008.  The decrease in purchased power costs was due primarily to a 49% decrease in purchased power volume, a 39% decrease in average market prices, and a $23.5 million net deferral of RTO-related costs at year-end 2009, of which $9.8 million relates to 2008.

	Twelve Months Ended December 31,
$ in millions	2009	2008	Variance
Purchased Power	$46.9	$148.7	$(101.8)
RTO Charges	105.0	127.8	(22.8)
RTO Capacity	131.8	100.9	30.9
(Deferral) of RTO Related Charges, net	(23.5)	0.0	(23.5)
Total Purchased Power	$260.2	$377.4	$(117.2)

Gross margin increased $17.1 million, or 2%, to $998.3 million in 2009 compared to $981.2 million in 2008.

Operation and maintenance expense increased $24.0 million, or 8%, in 2009 compared to 2008.  $12 million of this increase was the result of customer program costs and low- income assistance costs, both of which are funded through rate riders. The balance of this increase was primarily the result of higher employee benefit and incentive expenses of $6.5 million and a $6.2 million increase in pension expenses.

Depreciation and amortization costs increased $7.8 million, or 6%, in 2009 compared to 2008 primarily as a result of higher asset balances due largely to the completion of the FGD projects in 2008.

General Taxes decreased $7.4 million, or 6%, in 2009 compared to 2008 primarily due to lower property tax accruals and lower kWh excise taxes resulting from lower retail sales volume.

Investment income decreased $4.2 million, or 117%, in 2009 compared to 2008 primarily as a result of lower cash and short-term investment balances and lower market yields in 2009.

Interest expense decreased $7.7 million, or 8%, in 2009 compared to 2008.  This decrease was primarily the result of interest savings related to the redemptions of DPL’s $175 million 8% Senior Notes in March 2009 and DPL’s $100 million 6.25% Senior Notes in May 2008, partially offset by lower capitalized interest costs and the 7% premium paid on the early partial redemption of DPL’s Note to DPL Capital Trust II.  In December 2009, DPL redeemed $52.4 million of this $195 million 8.125% Note due 2031.

Income Taxes for 2009 increased $9.6 million, or 9%, compared to 2008, primarily due to adjustments related to 2008 taxes and the settlement of the Ohio Franchise Tax issue in 2008, partially offset by a decrease in pre-tax book earnings and the phase-out of the Ohio Franchise Tax.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $74.9 million at December 31, 2009, compared to $62.5 million at December 31, 2008, an increase of $12.4 million.  The increase in cash and cash equivalents was primarily attributed to $526.1 million of cash generated from operating activities, net withdrawals of $14.5 million from restricted funds drawn to fund pollution control capital expenditures and $5.0 million of cash from the sale of a short-term investment, partially offset by cash paid to retire $227.4 million of long-term debt, $172.3 million of capital expenditures, and $128.8 million of dividends paid on common stock.  In addition, DPL repurchased approximately 2.4 million DPL common shares for $64.4 million and repurchased 8.6 million warrants for $25.2 million.  DPL’s cash inflows during the period also include $77.7 million received from the cash exercise of 3.7 million warrants and $9.0 million from option holders who exercised stock options. At December 31, 2009, DPL had used all the restricted funds held in trust on pollution control capital expenditures.

Construction additions were $145 million in 2009 compared to $228 million in 2008 and are expected to approximate $210 million in 2010.

Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2010 through 2012, DPL is projecting to spend an estimated $590 million on capital projects. This does not include projected capital costs associated with the AMI/Smart Grid plan which was filed with the Public Utilities Commission of Ohio on August 4, 2009.

2010 Earnings Guidance

DPL has affirmed its 2010 earnings guidance of $2.35 to $2.60 per share.  The Company will discuss its 2010 earnings guidance and other 2010 projections during its 2009 year-end conference call and webcast.

Conference Call and Webcast

At 9:00 a.m. Eastern Time on Friday, February 12, 2010, DPL will host a conference call and webcast to review 2009 year-end financial results, discuss recent company events, and review its 2010 earnings guidance and other projections.  The conference call will be available in listen-only mode for investors, media and the public by dialing 888-679-8038 for domestic participants or 617-213-4850 for international callers.  The access code is 33607496.  Please dial into the call at least 15 minutes prior to the start of the call to register.

The webcast can be accessed real-time at www.dplinc.com.  Interested parties are encouraged to visit the web-site at least 15 minutes prior to the start of the webcast to register.  The webcast will be available for replay on the DPL web- site in the investor relations section following the conference call.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which

2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions, including impacts the current financial crisis may have on our business and financial condition; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

###

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
$ in millions except per share amounts	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$405.4	$392.2	$1,588.9	$1,601.6

Cost of revenues:
Fuel	88.7	50.5	330.4	243.0
Purchased power	72.2	88.5	260.2	377.4

Total cost of revenues	160.9	139.0	590.6	620.4

Gross margin	244.5	253.2	998.3	981.2

Operating expenses:
Operation and maintenance	75.7	74.5	306.5	282.5
Depreciation and amortization	37.7	35.2	145.5	137.7
General taxes	28.3	32.5	118.1	125.5

Total operating expenses	141.7	142.2	570.1	545.7

Operating income	102.8	111.0	428.2	435.5

Other income / (expense), net
Investment income (loss)	(1.3)	0.5	(0.6)	3.6
Interest expense	(22.3)	(22.8)	(83.0)	(90.7)
Other income (deductions)	(1.0)	(0.1)	(3.0)	(1.0)
Total other income / (expense), net	(24.6)	(22.4)	(86.6)	(88.1)

Earnings before income tax	78.2	88.6	341.6	347.4

Income tax expense	28.3	17.0	112.5	102.9

Net Income	$49.9	$71.6	$229.1	$244.5

Average number of common shares outstanding (millions):
Basic	115.0	112.0	112.9	110.2
Diluted	116.3	112.8	114.2	115.4

Earnings per share of common stock:
Basic	$0.43	$0.64	$2.03	$2.22
Diluted	$0.43	$0.63	$2.01	$2.12

Dividends paid per share of common stock	$0.285	$0.275	$1.140	$1.100

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
$ in millions	2009	2008
	(unaudited)
Cash flows from operating activities:
Net income	$229.1	$244.5

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145.5	137.7
Deferred income taxes	201.6	43.1
Changes in certain assets and liabilities	(65.3)	(35.7)
Other	15.2	(26.4)
Net cash provided by operating activities	526.1	363.2

Cash flows from investing activities:
Capital expenditures	(172.3)	(243.6)
Proceeds from sale of property	1.2	—
Purchase of short-term investment	—	(4.9)
Sale of short-term investment	5.0	—
Net cash used for investing activities	(166.1)	(248.5)

Cash flows from financing activities:
Dividends paid on common stock	(128.8)	(120.5)
Repurchase of DPL common stock	(64.4)	—
Repurchase of warrants	(25.2)	—
Proceeds from exercise of warrants	77.7	—
Retirement of long-term debt	(175.0)	(100.0)
Early redemption of Capital Trust II notes	(52.4)	—
Premium paid for early redemption of debt	(3.7)	—
Issuance of pollution control bonds, net	—	98.4
Retirement of pollution control bonds	—	(90.0)
Pollution control bond proceeds held in trust	—	(10.0)
Withdrawal of restricted funds held in trust, net	14.5	32.5
Withdrawals from revolving credit facilities	260.0	115.0
Repayment of borrowings from revolving credit facilities	(260.0)	(115.0)
Exercise of stock options	9.0	2.2
Tax impact related to exercise of stock options	0.7	0.3
Net cash used for financing activities	(347.6)	(187.1)

Cash and cash equivalents:
Net change	12.4	(72.4)
Balance at beginning of period	62.5	134.9
Cash and cash equivalents at end of period	$74.9	$62.5

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$84.3	$86.8
Income taxes (refunded) / paid, net	$(94.6)	$127.3
Non-cash financing and investing activities:
Accruals for capital expenditures	$20.8	$34.1

DPL Inc.

CONSOLIDATED BALANCE SHEETS

	At	At
	December 31,	December 31,
$ in millions	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74.9	$62.5
Restricted funds held in trust	—	14.5
Accounts receivable, less provision for uncollectible accounts of $1.1 and $1.1, respectively	212.8	259.9
Inventories, at average cost	125.7	105.1
Taxes applicable to subsequent years	59.5	58.0
Other prepayments and current assets	24.1	26.7
Total current assets	497.0	526.7

Property, plant and equipment:
Property, plant and equipment	5,269.2	5,073.4
Less: Accumulated depreciation and amortization	(2,466.0)	(2,350.6)
	2,803.2	2,722.8
Construction work in process	89.0	153.6
Total net property	2,892.2	2,876.4

Other noncurrent assets:
Regulatory assets:
Deferred recoverable income taxes	36.8	43.1
Other regulatory assets	177.4	152.5
Total regulatory assets	214.2	195.6
Other deferred assets	38.3	38.3
Total other noncurrent assets	252.5	233.9

Total Assets	$3,641.7	$3,637.0

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$100.6	$175.7
Accounts payable	77.2	178.3
Accrued taxes	70.2	72.9
Accrued interest	23.5	25.0
Customer security deposits	19.4	19.8
Other current liabilities	24.0	14.7
Total current liabilities	314.9	486.4

Noncurrent liabilities:
Long-term debt	1,223.5	1,376.1
Deferred taxes	569.1	374.1
Regulatory liabilities	125.4	121.9
Pension, retiree and other benefits	111.7	94.7
Unamortized investment tax credit	35.2	38.0
Insurance and claims costs	16.2	17.6
Other deferred credits	122.9	108.2
Total noncurrent liabilities	2,204.0	2,130.6

Redeemable preferred stock of subsidiary	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	2.9	31.0
Common stock held by employee plans	(19.3)	(27.6)
Accumulated other comprehensive loss	(29.0)	(23.1)
Retained earnings	1,144.1	1,015.6
Total common shareholders’ equity	1,099.9	997.1

Total Liabilities and Shareholders’ Equity	$3,641.7	$3,637.0

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Electric Sales (millions of kWh):
Residential	1,258	1,389	5,120	5,533
Commercial	879	958	3,678	3,959
Industrial	831	924	3,353	3,986
Other retail	337	358	1,386	1,454
Total retail	3,305	3,629	13,537	14,932

Wholesale	1,091	478	3,130	2,240

Total electric sales	4,396	4,107	16,667	17,172

Operating Revenues ($ in thousands):
Residential	$140,695	$135,212	$560,223	$544,561
Commercial	83,675	82,937	332,808	332,010
Industrial	56,364	57,795	228,458	240,041
Other retail	24,491	24,619	98,781	97,592
Other miscellaneous revenues	2,518	1,849	8,766	9,042
Total retail	307,743	302,412	1,229,036	1,223,246

Wholesale	40,985	25,129	122,519	149,874

RTO revenues	54,099	62,234	225,677	217,357

Other revenues	2,571	2,371	11,689	11,080

Total operating revenues	$405,398	$392,146	$1,588,921	$1,601,557

Other Statistics:
Average price per kWh - retail (cents)	9.24	8.28	9.01	8.13
Fuel cost per net kWh generated (cents)	2.31	2.41	2.39	2.28
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	2.00	1.32	1.99	1.56
Electric customers at end of period	514,635	515,274	514,635	515,274
Average kWh use per residential customer	2,760	3,045	11,224	12,117
Peak demand - maximum one-hour use (mw)	2,434	2,535	2,909	3,027
Total generation (millions of kWh)	4,431	3,841	16,643	15,595

Degree Days
Heating	2,040	2,148	5,561	5,811
Cooling	3	14	734	853

Inquiries concerning this report should be directed to:

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.